ARTICLES OF INCORPORATION
                                       OF
                     ULTIMATE SECURITY SYSTEMS CORPORATION


7.  OTHER MATTERS

    POWERS OF THE BOARD OF DIRECTORS

    The Board of Directors as constituted in the By-Laws of this corporation are granted the powers to exercise any and all powers permitted by the laws of Nevada.







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